Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
August 10, 2026	NYSE: NGS

Natural Gas Services Group, Inc.
Reports Second Quarter 2026 Financial and Operating Results;
Announces Dividend and Provides Updated Guidance

SOUTHLAKE, Texas, August 10, 2026 (GLOBE NEWSWIRE) Natural Gas Services Group, Inc. (“NGS” or the “Company”) (NYSE:NGS), a leading provider of natural gas compression equipment, technology, and services to the energy industry, today announced financial results for the three months ended June 30, 2026.

Second Quarter 2026 Highlights
•Rental revenue of $49.4 million for the second quarter of 2026 represents a 24.9% year-over-year increase and a 4.9% sequential increase compared to the first quarter of 2026.
•Net income of $3.8 million, or $0.30 per diluted share, for the second quarter of 2026 compared to $5.2 million or $0.41 per diluted share for the second quarter of 2025 and $6.8 million, or $0.53 per diluted share for the first quarter of 2026.
•Adjusted Net Income(1) for the three months ended June 30, 2026, was $6.1 million, or $0.47 per diluted share, compared to Adjusted Net Income of $5.3 million, or $0.42 per diluted share, for the comparable 2025 period.
•Completed the acquisition of Flatrock Compression Holdings, LLC ("Flatrock") on June 12, 2026, adding 87,233 rented horsepower (the "Flatrock Acquisition").
•Adjusted EBITDA(1) of $25.1 million for the second quarter of 2026, represents a 27.4% year-over-year increase and a 3.3% increase sequentially.
•Returned $1.9 million to shareholders during the second quarter of 2026 through the Company's quarterly dividend of $0.15 per share and announced a third-quarter dividend of $0.15 per share to stockholders of record as of August 19, 2026, expected to be paid on September 2, 2026.

Management Commentary and Outlook
"NGS delivered a record second quarter and a milestone first half of 2026," said Justin Jacobs, Chief Executive Officer. "Second quarter rental revenue increased 25% year over year, Adjusted EBITDA increased 27% year over year, and horsepower utilization reached a record 88.3%. These results reflect great field execution and strong demand for our fleet."

"The acquisition of Flatrock added approximately 92,600 total horsepower to our fleet, improved our unit density in key growth basins, and accelerated our electric motor drive strategy. With only a partial month of Flatrock results included in the quarter, the full financial benefit of the combined platform remains ahead of us. Integration is progressing well, and we already see meaningful opportunities to diversify organic growth, improve field operating efficiency, and enhance fixed cost leverage."

"Organic momentum also remains strong. We added 22,200 total horsepower during the first half of 2026, with large horsepower electric motor drive equipment comprising well more than half of those additions, and we now expect to deploy at least 55,000 horsepower organically this year. Industry fundamentals remain constructive, supported by high utilization, constrained equipment supply, and growing compression requirements tied to oil and gas production, LNG exports, and power demand."

"Based on our record first-half performance and the Flatrock Acquisition, we are increasing full-year 2026 Adjusted EBITDA guidance to $103 million to $108 million. We ended the quarter with bank covenant leverage of 2.77x and more than $170 million of facility capacity providing flexibility to continue executing our strategic growth levers while returning capital to shareholders."

(1)     For a definition of Adjusted Gross Margin, Adjusted Net Income and Adjusted EBITDA and reconciliation to their most directly comparable financial measures calculated and presented in accordance with GAAP, please see “Non-GAAP Financial Measures - Adjusted Gross Margin,” “Non-GAAP Financial Measures - Adjusted Net Income” and “Non-GAAP Financial Measures - Adjusted EBITDA” below.

Exhibit 99.1

Corporate Guidance — 2026 Outlook
The Company now expects 2026 Adjusted EBITDA of $103 million to $108 million, compared to prior guidance of $92.5 million to $97.5 million. The updated guidance reflects record first-half performance, the June 12 acquisition of Flatrock, high utilization, and contracted organic fleet expansion balanced with expected inflationary pressures during the remainder of 2026.

Outlook
FY 2026 Adjusted EBITDA	$103 million - $108 million
FY 2026 Growth Capital Expenditures	$60 million - $80 million
FY 2026 Maintenance Capital Expenditures	$15 million - $19 million
The outlook for capital expenditures has been updated to reflect the larger combined fleet and growth commitments following the acquisition of Flatrock. Growth capital expenditures for 2026 are expected in the range of $60 million to $80 million, excluding acquisition consideration, and remain focused on the deployment of large horsepower and electric motor drive compression units. Maintenance capital expenditures for 2026 are expected in the range of $15 million to $19 million.
Consistent with prior periods, the Company remains committed to disciplined capital allocation and investing in assets that generate attractive long-term returns. The Company's operating cash flow, expanded $500 million credit facility, and significant borrowing capacity provide flexibility to integrate Flatrock, fund organic growth, pursue accretive acquisitions, and return capital to shareholders.
2026 Second Quarter Financial Results
Revenue: Total revenue for the three months ended June 30, 2026, increased 24.2% to $51.4 million from $41.4 million for the three months ended June 30, 2025. This increase was primarily attributable to higher rental revenues for the comparable periods. Rental revenue increased 24.9% to $49.4 million from $39.6 million in the second quarter of 2025 driven by contracted fleet expansion and continued pricing strength across the company's fleet. Revenues provided by Flatrock during the partial month period were $2.2 million. As of June 30, 2026, we had 669,919 rented horsepower (1,521 utilized units) compared to 498,651 horsepower (1,198 utilized units) as of June 30, 2025, reflecting a 34.3% increase in total utilized horsepower. Flatrock accounted for 87,233 rented horsepower from 270 utilized units.
Gross Margins and Adjusted Gross Margins(1): Total gross margins, including depreciation expense increased to $20.1 million for the three months ended June 30, 2026, compared to $15.4 million for the same period in 2025. Total Adjusted Gross Margin, exclusive of depreciation expense, increased to $30.8 million for the three months ended June 30, 2026, compared to $24.2 million for the same period in 2025.
Operating Income: Operating income for the three months ended June 30, 2026, was $9.9 million and was essentially unchanged from the comparable 2025 period.
Net Income and Adjusted Net Income(1): Net income for the three months ended June 30, 2026, was $3.8 million, or $0.30 per diluted share, compared to net income of $5.2 million, or $0.41 per diluted share, for the comparable 2025 period and $6.8 million, or $0.53 per diluted share for the three months ended March 31, 2026. The year-over-year and sequential decline in net income were driven by $3.3 million of strategic transaction costs attributable to the Flatrock Acquisition embedded in selling, general and administrative expenses, partially offset by increases in rental revenue and the associated gross margin impact. Adjusted Net Income for the three months ended June 30, 2026, was $6.1 million, or $0.47 per diluted share, compared to Adjusted Net Income of $5.3 million, or $0.42 per diluted share, for the comparable 2025 period.
Cash Flows: For the three months ended June 30, 2026, cash flows provided by operating activities were $25.4 million, while cash flows used in investing activities were $127.5 million which includes $108.7 million for the cash portion of the Flatrock Acquisition, net of cash acquired and $18.8 million of capital expenditures including $15.4 million and $3.4 million for growth and maintenance, respectively. This compares to cash flows from operating activities of $11.0 million and cash flows used in investing activities of $25.7 million for the comparable period in 2025.
Adjusted EBITDA(1): Adjusted EBITDA increased 27.4% to $25.1 million for the three months ended June 30, 2026, from $19.7 million for the same period in 2025. The increase was primarily attributable to higher rental revenue and rental adjusted gross margin. Sequentially, Adjusted EBITDA increased 3.3% when compared to $24.3 million for the three months ended March 31, 2026.
Debt: Outstanding debt on our revolving credit facility as of June 30, 2026, was $328.0 million with over $170 million available on our facility and $134.8 million of availability, reflecting the applicable borrowing base calculation. Our leverage ratio as of June 30, 2026, was 2.77x and our fixed charge coverage ratio was 4.18x. As of June 30, 2026, the Company was in compliance with all terms, conditions and covenants of the credit agreement.

Exhibit 99.1

Selected data (unaudited): The tables below show revenue by product line, gross margin and adjusted gross margin for the trailing five quarters. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenues
	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Rental	$39,580	$41,502	$44,334	$47,115	$49,433
Sales	750	471	844	491	980
Aftermarket services	1,052	1,428	971	861	988
Total	$41,382	$43,401	$46,149	$48,467	$51,401

	Gross Margin
	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Rental	$15,294	$16,508	$16,346	$19,991	$19,597
Sales	(254)	(75)	(134)	(250)	200
Aftermarket services	310	244	283	342	264
Total	$15,350	$16,677	$16,495	$20,083	$20,061

	Adjusted Gross Margin (1)
	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Rental	$24,052	$25,532	$25,940	$30,025	$30,216
Sales	(161)	23	(14)	(133)	316
Aftermarket services	332	273	304	356	279
Total	$24,223	$25,828	$26,230	$30,248	$30,811

	Adjusted Gross Margin %
	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
Rental	60.8%	61.5%	58.5%	63.7%	61.1%
Sales	(21.5)%	4.9%	(1.7)%	(27.1)%	32.2%
Aftermarket services	31.6%	19.1%	31.3%	41.3%	28.2%
Total	58.5%	59.5%	56.8%	62.4%	59.9%

	Operating Statistics (at end of period):
	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
Horsepower Utilized	498,651	526,015	562,676	574,969	669,919
Total Horsepower	596,322	625,686	662,542	661,872	758,526
Horsepower Utilization	83.6%	84.1%	84.9%	86.9%	88.3%

Units Utilized	1,198	1,235	1,245	1,243	1,521
Total Units	1,833	1,891	1,914	1,801	2,108
Unit Utilization	65.4%	65.3%	65.0%	69.0%	72.2%

Exhibit 99.1

Non-GAAP Financial Measure - Adjusted Net income: “Adjusted Net Income” is a non-GAAP financial measure that we define as net income (loss) adjusted for nonrecurring interest income attributable to income tax refunds, impairments, nonrecurring restructuring charges including severance and costs directly attributable to strategic transactions, including the Flatrock Acquisition, and income tax effects of these adjustments. We believe that Adjusted Net Income and Adjusted Net Income per share amounts provide meaningful supplemental information regarding our operational performance on a recurring basis.
The following tables reconcile our net income and diluted earnings per share, the most directly comparable GAAP financial measure, to Adjusted Net Income and Adjusted Net Income per diluted share:

	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Net income	$5,188	$5,784	$4,102	$6,763	$3,830
Interest income	—	—	(2,444)	—	(36)
Impairments	—	—	2,600	—	—
Severance and restructuring charges	89	—	—	—	—
Strategic transaction costs	—	—	—	—	3,271
Income tax effects of adjustments	(21)	—	(47)	—	(1,001)
Adjusted Net Income	$5,256	$5,784	$4,211	$6,763	$6,064
Net income per diluted share	$0.41	$0.46	$0.32	$0.53	$0.30
Adjusted Net Income per diluted share	$0.42	$0.46	$0.33	$0.53	$0.47

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” as defined by us is total revenue less costs of revenues (excluding depreciation and amortization expense). Adjusted Gross Margin is included as a supplemental disclosure because it is a primary measure used by our management as it represents the results of revenue and costs (excluding depreciation and amortization expense), which are key components of our operations. Adjusted Gross Margin differs from gross margin, in that gross margin includes depreciation and amortization expense. We believe Adjusted Gross Margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation and amortization expense does not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. Rather, depreciation and amortization expense reflects the systematic allocation of historical property and equipment costs over their estimated useful lives.
Adjusted Gross Margin has certain material limitations associated with its use as compared to gross margin. These limitations are primarily due to the exclusion of depreciation and amortization expense, which is material to our results of operations. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and our ability to generate revenue. In order to compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance. As an indicator of our operating performance, Adjusted Gross Margin should not be considered an alternative to, or more meaningful than, gross margin as determined in accordance with GAAP. Our Adjusted Gross Margin may not be comparable to a similarly titled measure of another company because other entities may not calculate Adjusted Gross Margin in the same manner.
The following table calculates our gross margin, the most directly comparable GAAP financial measure, and reconciles it to Adjusted Gross Margin:

	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Total revenue	$41,382	$43,401	$46,149	$48,467	$51,401
Costs of revenue, exclusive of depreciation	(17,159)	(17,573)	(19,919)	(18,219)	(20,590)
Depreciation allocable to costs of revenue	(8,873)	(9,151)	(9,735)	(10,165)	(10,750)
Gross margin	15,350	16,677	16,495	20,083	20,061
Depreciation allocable to costs of revenue	8,873	9,151	9,735	10,165	10,750
Adjusted Gross Margin	$24,223	$25,828	$26,230	$30,248	$30,811

Exhibit 99.1

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) before interest, taxes, depreciation and amortization, as well as an increase in inventory allowance, impairments, retirement of rental equipment, nonrecurring restructuring charges including severance, costs directly attributable to strategic transactions, including the Flatrock Acquisition and non-cash equity-classified stock-based compensation expenses. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because: (i) it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of Adjusted EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (ii) it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and (iii) it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows: (i) Adjusted EBITDA does not reflect all our cash expenditures, future requirements for capital expenditures, or contractual commitments; (ii) Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; (iii) Adjusted EBITDA does not reflect the cash requirements necessary to service interest or principal payments on our debt and finance leases; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any capital expenditures for such replacements.
The following table reconciles our net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended
	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	(in thousands)
Net income	$5,188	$5,784	$4,102	$6,763	$3,830
Interest expense	3,243	3,414	3,738	4,028	4,442
Interest income	—	—	(2,444)	—	(36)
Income tax expense	1,597	1,779	1,745	2,156	1,715
Depreciation and amortization	8,969	9,249	9,802	10,325	10,979
Impairments	—	—	2,600	—	—
Inventory allowance	—	—	1,053	—	—
Retirement of rental equipment	—	—	—	412	—
Severance and restructuring charges	89	—	—	—	—
Strategic transaction costs	—	—	—	—	3,271
Stock-based compensation	579	612	576	579	851
Adjusted EBITDA	$19,665	$20,838	$21,172	$24,263	$25,052

Exhibit 99.1

Conference Call Details: The Company will host a conference call to review its second-quarter results on Tuesday, August 11, 2026 at 8:30 a.m. (EST), 7:30 a.m. (CST). To join the conference call, kindly access the Investor Relations section of our website at www.ngsgi.com or dial in at (800) 550-9745 and enter conference ID 167298 at least five minutes prior to the scheduled start time. Please note that using the provided dial-in number is necessary for participation in the Q&A portion of the call. A recording of the conference call will be made available on our Company's website following its conclusion. Thank you for your interest in our Company's updates.

About Natural Gas Services Group, Inc. (NGS): Natural Gas Services Group is a leading provider of natural gas and electric compression equipment, technology and services to the energy industry. The Company rents, designs, installs, services and maintains natural gas and electric compressors for oil and natural gas production and processing facilities, generally using equipment from third-party fabricators and OEM suppliers along with limited in-house assembly. The Company is headquartered in Southlake, Texas, with administrative offices in Midland, Texas, an assembly facility located in Tulsa, Oklahoma, and service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Exhibit 99.1

Forward-Looking Statements
This Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and information pertaining to us, our industry and the oil and gas industry that is based on the beliefs of our management, as well as assumptions made by and information currently available to our management. All statements, other than statements of historical fact included in this Release regarding our strategy, future operations, financial position, estimated revenues and expenses, projected costs, prospects, plans and objectives of management are forward-looking statements. All statements, other than statements of historical facts contained in this Release, including statements regarding our future financial position, growth strategy, budgets, projected costs, plans and objectives of management for future operations, are forward-looking statements. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “guidance,” “forecast,” “believe,” “might,” “continue,” “intend,” “plan,” “project,” “budget” and other similar words to identify forward-looking statements.
These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to Adjusted EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, the anticipated benefits of the Flatrock Acquisition, expected synergies from the acquisition, the expectation that the acquisition will be immediately and meaningfully accretive, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to:
•conditions in the oil and gas industry, including the supply and demand for oil and gas and volatility in the prices of oil and gas;
•changes in general economic and financial conditions, inflationary pressures, the potential for economic recession in the U.S., tariffs and trade restrictions, including the imposition of new and higher tariffs on imported goods and retaliatory tariffs implemented by other countries on U.S. goods, and the potential effects on our financial condition, results of operations and cash flows;
•our reliance on major customers;
•failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition;
•integration of the Flatrock Acquisition with our business;
•our inability to achieve increased utilization of assets, including rental fleet utilization and monetizing other non-cash balance sheet assets;
•failure of our customers to continue to rent equipment after expiration of the primary rental term;
•our ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations;
•failure to achieve accretive financial results in connection with any acquisitions we may make;
•fluctuations in interest rates;
•our ability to make dividends, distributions and share repurchases;
•changes in regulation or prohibition of new or current well completion techniques;
•competition among the various providers of compression services and products;
•changes in safety, health and environmental regulations;
•changes in economic or political conditions in the markets in which we operate;
•the inherent risks associated with our operations, such as equipment defects, malfunctions, natural disasters and adverse changes in customer, employee and supplier relationships;
•our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our debt;
•inability to finance our future capital requirements and availability of financing;
•cybersecurity threats, including increased use of artificial intelligence and other emerging technologies;
•capacity availability, costs and performance of our outsourced compressor fabrication providers and overall inflationary pressures;
•impacts of world events, such as acts of terrorism, the conflicts in Iran, Ukraine, Venezuela and in the greater Middle East, and significant economic disruptions and adverse consequences resulting from possible long-term effects of potential pandemics and other public health crises; and
•general economic conditions.

Exhibit 99.1

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:
Glenn Wiener, Investor Relations
(432) 262-2700
IR@ngsgi.com
www.ngsgi.com

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except par value) (unaudited)
	June 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$84	$—
Trade accounts receivable, net of provision for credit losses	22,025	18,497
Inventory, net of allowance for obsolescence	29,110	20,647
Income taxes receivable and prepayments	445	14,056
Prepaid expenses and other	3,000	1,696
Assets held for sale	10,986	2,227
Total current assets	65,650	57,123
Long-term inventory, net of allowance for obsolescence	—	—
Rental equipment, net of accumulated depreciation	613,771	498,525
Property and equipment, net of accumulated depreciation	22,047	20,519
Goodwill	824	—
Intangible assets, net of accumulated amortization	1,139	—
Other assets	14,912	10,619
Total assets	$718,343	$586,786
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$16,653	$14,048
Accrued liabilities	15,980	10,462
Total current liabilities	32,633	24,510
Long-term debt	328,000	230,000
Deferred income taxes	56,777	52,530
Other long-term liabilities	6,447	5,030
Total liabilities	423,857	312,070
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock, 30,000 shares authorized, par value $0.01; 14,207 and 13,883 shares issued, respectively	142	138
Additional paid-in capital	133,289	120,811
Retained earnings	176,059	168,771
Treasury shares, at cost, 1,310 shares for each of the periods presented, respectively	(15,004)	(15,004)
Total stockholders’ equity	294,486	274,716
Total liabilities and stockholders’ equity	$718,343	$586,786

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except earnings per share) (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue:
Rental	$49,433	$39,580	$96,548	$78,490
Sales	980	750	1,471	2,677
Aftermarket services	988	1,052	1,849	1,598
Total revenue	51,401	41,382	99,868	82,765
Cost of revenues (excluding depreciation and amortization):
Rental	19,217	15,528	36,307	30,368
Sales	664	911	1,288	2,927
Aftermarket services	709	720	1,214	991
Total cost of revenues (excluding depreciation and amortization)	20,590	17,159	38,809	34,286
Selling, general and administrative expenses	9,911	5,454	16,419	10,832
Depreciation and amortization	10,979	8,969	21,304	17,605
Inventory allowance	—	—	—	61
Retirement of rental equipment	—	—	412	728
Gain on disposition of assets, net	(1)	(124)	(71)	(178)
Total operating costs and expenses	41,479	31,458	76,873	63,334
Operating income	9,922	9,924	22,995	19,431
Other income (expense):
Interest expense	(4,442)	(3,243)	(8,470)	(6,413)
Interest income	36	—	36	—
Other income (expense), net	29	104	(97)	103
Total other expense, net	(4,377)	(3,139)	(8,531)	(6,310)
Income before income taxes	5,545	6,785	14,464	13,121
Provision for income taxes	(1,715)	(1,597)	(3,871)	(3,079)
Net income	$3,830	$5,188	$10,593	$10,042
Earnings per share:
Basic	$0.30	$0.42	$0.84	$0.81
Diluted	$0.30	$0.41	$0.83	$0.80
Weighted average shares outstanding:
Basic	12,664	12,483	12,624	12,473
Diluted	12,842	12,625	12,799	12,629

Exhibit 99.1

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,830	5,188	$10,593	$10,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,979	8,969	21,304	17,605
Inventory allowance	—	—	—	61
Retirement of rental equipment	—	—	412	728
Gain on the disposition of assets, net	(1)	(124)	(71)	(178)
Amortization of debt issuance costs	370	294	695	506
Deferred income taxes	1,809	1,561	3,932	3,011
Stock-based compensation	851	579	1,430	938
Provision for credit losses	—	—	88	208
(Gain) loss on company owned life insurance	(22)	(34)	103	(17)
Changes in operating assets and liabilities:
Trade accounts receivables	3,678	1,673	(863)	1,676
Inventory	(437)	(991)	(1,570)	(344)
Prepaid expenses, income taxes receivable and prepayments	1,778	(1,961)	12,488	(1,897)
Accounts payable and accrued liabilities	3,651	(4,104)	2,271	513
Other	(1,054)	(54)	(2,345)	(589)
NET CASH PROVIDED BY OPERATING ACTIVITIES	25,432	10,996	48,467	32,263
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental equipment, property and other equipment	(18,786)	(25,809)	(34,033)	(45,065)
Acquisition, net of cash acquired	(108,680)	—	(108,680)	—
Proceeds received from insurance for damages to equipment	—	99	—	99
Proceeds from disposition of assets, net	—	4	37	4
NET CASH USED IN INVESTING ACTIVITIES	(127,466)	(25,706)	(142,676)	(44,962)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility borrowings	125,500	17,122	134,500	23,122
Repayments of credit facility borrowings	(23,500)	(3,122)	(36,500)	(11,122)
Payments of debt issuance costs	(1,067)	(1,187)	(1,068)	(1,187)
Proceeds from exercise of stock options	961	75	1,028	75
Payment of dividends	(1,894)	—	(3,279)	—
Taxes paid related to net share settlement of equity awards	(193)	—	(388)	(6)
NET CASH PROVIDED BY FINANCING ACTIVITIES	99,807	12,888	94,293	10,882
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,227)	(1,822)	84	(1,817)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,311	2,147	—	2,142
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$84	$325	$84	$325
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,703	$4,101	$7,356	$7,037
Income taxes paid, net of refunds received	$(1,445)	$—	$(11,641)	$16
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Transfer of property and equipment to assets held for sale	$—	$2,227	$8,759	$2,227
Accrued purchases of property and equipment	$2,739	$6,730	$2,967	$7,254
Right of use assets acquired through an operating lease	$1,632	$—	$1,632	$—
Common stock issued in connection with acquisition	$9,999	$—	$9,999	$—
Common stock issued to settle liability-classified awards	$413	$—	$413	$—